Exhibit 4.1
(FACE OF NOTE)
THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A)(1) TO AT&T INC. (“AT&T”), (2) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (4) TO AN INSTITUTIONAL ACCREDITED INVESTOR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS HEREOF AND THE TERMS OF THE SECURITIES, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO AT&T INC., OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS, IN WHOLE BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH ON THE REVERSE HEREOF.

AT&T INC.
Floating Rate Notes due 2010
CUSIP NO. 00206R AK8
ISIN NO. US00206R AK86
No. R-1
$500,000,000
     AT&T Inc. (formerly SBC Communications Inc.), a corporation duly organized and existing under the laws of the State of Delaware (herein called “AT&T), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Five Hundred Million Dollars ($500,000,000) on April 2, 2010 (the “Maturity Date”), and to pay interest on said principal sum from April 2, 2008 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on January 2, April 2, July 2 and October 2 in each year, commencing on July 2, 2008 (each an “Interest Payment Date”) and on the Maturity Date, at an interest rate (“Interest Rate”) equal to the Applicable LIBOR Rate, reset quarterly, plus 45 basis points (0.45%); determined as provided herein, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided herein, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the close of business on the 15th day preceding the respective Interest Payment Date (each, a “Regular Record Date”), subject to certain exceptions. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by AT&T, notice whereof shall be given to Holders of Notes not less than 15 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange.
     The Interest Rate for each Interest Period for the Notes will be set on January 2, April 2, July 2 and October 2 of each year, and will be set for the initial Interest Period on April 2, 2008 (each such date an “Interest Rate Reset Date”) until the principal on the Notes is paid or made available for payment (the “Principal Payment Date”). If any Interest Rate Reset Date (other than the initial Interest Rate Reset Date occurring on April 2, 2008) and Interest Payment Date for the Notes would otherwise be a day that is not a LIBOR Business Day, such Interest Rate Reset Date and Interest Payment Date shall be the next succeeding LIBOR Business Day, unless the next succeeding LIBOR Business Day is in the next succeeding calendar month, in which case such Interest Rate Reset Date and Interest Payment Date shall be the immediately preceding LIBOR Business Day.

     “LIBOR Business Day” means any day that is not a Saturday or Sunday and that, in The City of New York or the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close. “Interest Period” shall mean the period from and including an Interest Rate Reset Date to but excluding the next succeeding Interest Rate Reset Date and, in the case of the last such period, from and including the Interest Rate Reset Date immediately preceding the Maturity Date or Principal Payment Date, as the case may be, to but not including such Maturity Date or Principal Payment Date, as the case may be. If the Principal Payment Date or Maturity Date is not a LIBOR Business Day, then the principal amount of the Notes plus accrued and unpaid interest thereon shall be paid on the next succeeding Business Day and no interest shall accrue for the Maturity Date, Principal Payment Date or any day thereafter.
     The “Applicable LIBOR Rate” shall mean the rate determined in accordance with the following provisions:
     (i) The second day on which dealings in deposits in U.S. dollars are transacted in the London interbank market preceding each Interest Rate Reset Date shall be an interest determination date (“Interest Determination Date”).
     (ii) On any Interest Determination Date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” as reported by Bloomberg Financial Commodities News at approximately 11:00 a.m., London time, on such Interest Determination Date. If, on an Interest Determination Date, such rate does not appear on the “Reuters Page LIBOR01” as of 11:00 a.m., London time, or if the “Reuters Page LIBOR01” is not available on such date, the Calculation Agent will obtain such rate from Bloomberg L.P.’s page “BBAM”. If no offered rate appears on “Reuters Page LIBOR01” or Bloomberg L.P.’s page “BBAM” on an Interest Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the Calculation Agent will select three major banks (which may include Redacted) in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the Interest Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period.

     The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for any Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Interest Period.
     The Interest Rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
     The Interest Rate and amount of interest to be paid on the Notes for each Interest Period will be determined by the Reference Agent. All calculations made by the Reference Agent shall in the absence of manifest error be conclusive for all purposes and binding on AT&T and the Holders of the Notes. So long as the Applicable LIBOR Rate is required to be determined with respect to the Notes, there will at all times be a Reference Agent. In the event that any then acting Reference Agent shall be unable or unwilling to act, or that such Reference Agent shall fail duly to establish the Applicable LIBOR Rate for any Interest Period, or that AT&T proposes to remove such Reference Agent, AT&T shall appoint itself or another person which is a bank, trust company, investment banking firm or other financial institution to act as the Reference Agent.
     On December 5, 2008 and on August 5, 2009, Holders of the Notes shall have the right to require AT&T to purchase all or a portion of their Notes. Each such date is referred to herein as a “Purchase Date.”
     A Holder of a Note electing to require AT&T to purchase all or a portion of its Notes must provide notice via phone, facsimile, e-mail or other electronic communication or courier to AT&T at least 30 calendar days prior to a Purchase Date; provided that if a Holder provides notice of the foregoing via phone, such Holder shall also provide written notice the following day. Such notice shall state (i) the portion of the principal amount of the Notes that such Holder is electing to have purchased, which must be $1,000,000 principal amount or an integral multiple of $1,000,000 in excess thereof and (ii) that the Notes are to be purchased pursuant to the applicable provisions of the Notes. Once given, such notice will be irrevocable.
     AT&T’s obligation to pay the purchase price of Notes, for which notice has been delivered, is conditioned upon the Holder delivering the Notes (through the facilities of The Depository Trust Company (“DTC”) while the Notes are in global form) to AT&T at any time after delivery of the notice. AT&T shall cause the purchase price for such Notes to be paid promptly following the later of the Purchase Date or the time of delivery of the Notes.
     Any Notes purchased by AT&T, at the option of the Holders or otherwise, may not be reissued.
     Any payments of principal, purchase price or interest on this Note that remains unclaimed for two years after the date upon which the principal, purchase price or interest is due and payable, will be repaid to AT&T upon AT&T’s request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the Holder of this Note will be able to seek any payment to which such Holder may be entitled to collect only from AT&T.
     Payment of the principal of and any such interest on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, including by wire transfer of such payment to the person entitled to receive such payments as specified in the Notes register maintained by AT&T for such purpose.
     If the Notes are issued in definitive form, payment of the principal or interest on this Note due at the Maturity Date or a Purchase Date will be made at the Maturity Date or the applicable Purchase Date, as the case may be, in immediately available funds, upon presentation of this Note to AT&T.
     The Notes are the unsecured and unsubordinated obligations of AT&T.
     Prior to due presentment of this Note for registration of transfer, AT&T may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and AT&T shall not be affected by notice to the contrary.
     Information Required by Rule 144A
     With respect to any proposed sale of this Note under Rule 144A of the Securities Act of 1933, for so long as AT&T is neither subject to section 13 or 15(d) of the Securities Exchange Act of 1934, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934, AT&T will provide to any Holder and a prospective purchaser designated by such Holder, upon request of the Holder, the prospective purchaser or a person acting on either of their behalf within a reasonable time prior to the time of such proposed sale, the information required by Rule 144A(d)(4) of the Securities Act.
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     IN WITNESS WHEREOF, AT&T INC. has caused this instrument to be signed in its corporate name, manually or by facsimile, by its duly authorized officers and has caused its corporate seal to be imprinted hereon.

Dated: April 2, 2008	AT&T INC.

[SEAL]
	By:	/s/ Richard G. Lindner
Richard G. Lindner
Senior Executive Vice President
and Chief Financial Officer

	By:	/s/ Jonathan P. Klug
Jonathan P. Klug
Senior Vice President
and Treasurer

REVERSE OF NOTE
     The following are the rights, limitations of rights, obligations, duties and immunities of AT&T and the Holders of the Notes and of the terms upon which the Notes are, and are to be, executed and delivered. The Notes will be issued in fully registered form only and in denominations of $1,000 and integral multiples of $1,000. The Notes shall be executed on behalf of AT&T with a manual signature.
Definitions.
“Affiliate” means any person directly or indirectly controlling or controlled by, or under direct or indirect common control with AT&T.
“AT&T” means the party named as such in the Note until a successor replaces it pursuant to the applicable provisions hereof and thereafter means the successor.
“Calculation Agent” means, initially, AT&T.
“Default” means any event which is, or after notice or passage of time would be, an Event of Default.
“Depository” means, with respect to the Global Notes, the person designated as Depository by AT&T.
“Global Note” means a note evidencing all or part of the Notes, issued to the Depository for such Notes or its nominee, and registered in the name of such Depository or nominee.
“Holder” means the person in whose name a Note is registered on the Registrar’s books.
“Officer” means the Chairman of the Board of Directors, any Vice Chairman of the Board of Directors, the President, any Vice-President, the Treasurer, any Assistant Treasurer or the Secretary of AT&T.
“Order” means an order in the name of AT&T signed by two Officers or by any Officer and an Assistant Treasurer or an Assistant Secretary of AT&T.
“Principal” means the principal of the Note plus, when appropriate, the premium, if any, on the Note.
“Reference Agent” means, initially, AT&T.
“SEC” means the Securities and Exchange Commission.
“United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and all other areas subject to its jurisdiction.

Paying Agent and Registrar.
     AT&T shall maintain in the Borough of Manhattan, The City of New York, State of New York, an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment or for exchange (“Paying Agent”). The Registrar shall keep a register with respect to the Notes and to their transfer and exchange. AT&T may appoint one or more co-Registrars and one or more additional Paying Agents and AT&T may terminate the appointment of any co-Registrar or Paying Agent at any time. The term “Registrar” includes any co-Registrar. The term “Paying Agent” includes any additional Paying Agent. AT&T will initially act as the Registrar and Paying Agent.
Paying Agent to Hold Money in Trust.
     AT&T will require each Paying Agent to agree in writing that it will hold all sums held by it for the payment of principal of and interest on the Notes in trust for the benefit of the persons entitled thereto until such sums are paid to such persons. AT&T, acting as Paying Agent, shall segregate the money held by it for the payment of principal of and interest on the Notes and hold such money as a separate trust fund.
Lists of Holders; Ownership of Notes.
     AT&T shall preserve in as current a form as is reasonably practicable the most recent list received by or furnished to it of the names and addresses of Holders of Notes. Ownership of Notes shall be proved by the register kept by the Registrar. Notwithstanding the foregoing, nothing herein shall prevent AT&T, or any agent of AT&T from giving effect to any written certification, proxy or other authorization furnished by a Depository or impair, as between a Depository and holders of beneficial interests in any Global Note, the operation of customary practices governing the exercise of the rights of the Depository as Holder of such Global Note. AT&T will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
Registration of Transfer and Exchange.
     When Notes are presented to the Registrar with a request to register their transfer or to exchange them for an equal principal amount of Notes of like tenor of other authorized denominations, the Registrar shall register the transfer or make the exchange. AT&T will not make any charge for any registration of transfer or exchange.
     Notwithstanding the foregoing, the Global Notes shall be exchangeable pursuant to this section titled “Registration of Transfer and Exchange” for Notes registered in the names of Persons other than the Depository for such Global Notes or its nominee only if (i) such Depository notifies AT&T that it is unwilling or unable to continue as Depository for such Global Notes or if at any time such Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, (ii) AT&T executes and delivers an Order that such Global Notes shall be so exchangeable or (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes. Any of the Global Notes that are exchangeable pursuant to the preceding sentence shall be exchangeable for Notes registered in such names as such Depository shall direct.
     Notwithstanding any other provision herein, Global Notes may not be transferred except as a whole by the Depository with respect to such Global Notes to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.
     If at any time the Depository for the Notes notifies AT&T that it is unwilling or unable to continue as Depository for the Notes or if at any time the Depository for the Notes shall no longer be eligible to continue in such capacity, AT&T shall appoint a successor Depository with respect to the Notes. If a successor Depository for the Notes is not appointed by AT&T within 90 days after AT&T receives such notice or becomes aware of such ineligibility, AT&T’s election of the Depository shall no longer be effective with respect to the Notes and AT&T will execute and deliver the Notes in definitive form in an aggregate principal amount equal to the principal amount of the Global Notes representing such Notes in exchange for such Global Notes.
     AT&T may at any time and in its sole discretion determine that the Notes issued in the form of one or more Global Notes shall no longer be represented by such Global Notes. In such event AT&T will execute and deliver Notes in definitive form and in an aggregate principal amount equal to the principal amount of the Notes in exchange for such Notes.
     If (a) there shall have occurred and be continuing an Event of Default (as defined in the section titled “Event of Default”) or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to any Global Note, or (b) if specified by AT&T, the Depository may surrender any Global Note in exchange in whole or in part for Notes in definitive form. Thereupon, AT&T shall execute and deliver, without service closing charge: (i) to each person specified by such Depository a new Note, of any authorized denomination as requested by such person in aggregate principal amount equal to and in exchange for such person’s beneficial interest in any Global Note; and (ii) to such Depository a new Global Note in a denomination equal to the difference, if any, between the principal amount of the surrendered Global Note and the aggregate principal amount of Notes delivered to Holders thereof.
     In any exchange provided for in any of the preceding three paragraphs, AT&T will execute and deliver Notes in definitive registered form in authorized denominations.
     Upon the exchange of a Global Note for Notes in definitive form, such Global Note shall be canceled by AT&T. Notes issued in exchange for a Global Note pursuant to this section titled “Registration of Transfer and Exchange” shall be registered in such names and in such authorized denominations as the Depository for such Global Note, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct AT&T.

Replacement Notes.
     If a mutilated Note is surrendered to AT&T, AT&T shall issue and deliver in exchange therefor a replacement Note.
     If the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, AT&T shall issue a replacement Note. AT&T may charge the party requesting a replacement Note for its expenses in replacing a Note; provided, however, that AT&T may require any such Holder to provide to AT&T security or indemnity sufficient in the judgment of AT&T to protect AT&T from any loss which it may suffer if a Note is replaced.
     Every replacement Note is an additional obligation of AT&T.
     The provisions of this section titled “Replacement of Notes” are exclusive and shall preclude (to the extent lawful) all other remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
Outstanding Notes.
     Notes outstanding at any time are all Notes executed and delivered by AT&T except for those cancelled by it, those delivered to it for cancellation, and those described in this section titled “Outstanding Notes” as not outstanding.
     If a Note is replaced pursuant to the section titled “Replacement Notes,” it ceases to be outstanding until AT&T receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.
     A Note does not cease to be outstanding because AT&T holds the Note.
Treasury Notes.
     In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by AT&T or an Affiliate shall be disregarded. Notes owned by AT&T or which have been pledged in good faith may be considered by AT&T if the pledgee establishes to the satisfaction of AT&T the pledgee’s right to so act with respect to such Notes and that the pledgee is not AT&T or an Affiliate.
Temporary Notes.
     Until definitive Notes are ready for delivery, AT&T may prepare and execute temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that AT&T considers appropriate. Every temporary Note shall be executed by AT&T and registered, upon the same conditions, and with like effect, as a definitive Note. Without unreasonable delay, AT&T shall prepare definitive Notes in exchange for such temporary Notes.

Cancellation.
     AT&T at any time may cancel Notes so long as the Notes are paid in full. AT&T shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and may dispose of cancelled Notes. AT&T may not issue new Notes to replace Notes that it has paid or cancelled.
Defaulted Interest.
     AT&T may pay defaulted interest, plus any interest payable on the defaulted interest, to the Holders on a subsequent special record date. AT&T shall fix the record date and the payment date. At least 15 days before the record date AT&T shall mail to such Holders a notice that states the record date, the payment date and the amount of interest to be paid.
Reports by AT&T.
     AT&T agrees:
(a) to transmit by mail to all Holders, within 15 days after AT&T is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which AT&T may be required to file with the SEC pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended; or, if AT&T is not required to file information, documents or reports pursuant to either of such sections, then to transmit to each Holder and file with the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to section 13 of the Securities Exchange Act of 1934, as amended, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;
(b) to transmit by mail to all Holders and file with the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents, and reports with respect to compliance by AT&T with the conditions and covenants provided for herein as may be required from time to time by such rules and regulations; and
(c) to transmit by mail to all Holders, within 45 days after the filing thereof with the SEC, such summaries of any information, documents and reports required to be filed by AT&T pursuant to subsections (a) and (b) above, as may be required by rules and regulations prescribed from time to time by the SEC.
     Notwithstanding the foregoing, any reports or information required to be transmitted by mail to Holders pursuant to this Section shall be deemed to have been transmitted, and the obligations of AT&T under this Section shall be deemed satisfied, on the date on which such reports or information are posted via EDGAR on the SEC’s website.
When AT&T May Merge, etc.
     AT&T may not consolidate with, or merge into, or be merged into, or transfer or lease its properties and assets substantially as an entirety to, any person, unless the person is a corporation organized under the laws of the United States, any State thereof or the District of Columbia, the person assumes all the obligations of AT&T under the Notes, shall have provided for conversion or exchange rights in accordance with the terms of any securities contemplating conversion or exchange, and, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing. The surviving, transferee or lessee corporation shall be the successor to AT&T and AT&T, except in the case of a lease, shall be relieved of all obligations under the Notes.
Events of Default.
     An “Event of Default” occurs with respect to the Notes if:
(1) AT&T defaults in the payment of interest on the Notes when the same becomes due and payable and the Default continues for a period of 3 days;
(2) AT&T defaults in the payment of the principal of any of the Notes when the same becomes due and payable on the Maturity Date or on a Purchase Date or otherwise;
(3) AT&T fails to comply with any of its agreements herein and the Default continues for the period and after the notice specified below;
(4) AT&T pursuant to or within the meaning of any Bankruptcy Law:
     (i) commences a voluntary case,
     (ii) consents to the entry of an order for relief against it in an involuntary case,
     (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or
     (iv) makes a general assignment for the benefit of its creditors; or

(5) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i) is for relief against AT&T in an involuntary case,
(ii) appoints a Custodian of AT&T or for all or substantially all of its property, or
(iii) orders the liquidation of AT&T, and the order or decree remains unstayed and in effect for 60 days. The term “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
     A Default under clause (3) is not an Event of Default until the Holders of at least 25% in principal amount of all the outstanding Notes notify AT&T of the Default and AT&T does not cure the Default within 3 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”
     Upon receipt by AT&T of any Notice of Default pursuant to this Section with respect to Notes represented by Global Notes, a record date shall be established for determining Holders of outstanding Notes entitled to join in such Notice of Default, which record date shall be at the close of business on the day AT&T receives such Notice of Default. The Holders on such record date, or their duly designated proxies, and only such persons, shall be entitled to join in such Notice of Default, whether or not such Holders remain Holders after such record date; provided, that unless Holders of at least 10% in principal amount of the outstanding Notes, or their proxies, shall have joined in such Notice of Default prior to the day which is 90 days after such record date, such Notice of Default shall automatically and without further action by any Holder be canceled and of no further effect. Nothing in this paragraph shall prevent a Holder, or a proxy of a Holder, from giving, after expiration of such 90-day period, a new Notice of Default identical to a Notice of Default which has been canceled pursuant to the proviso to the preceding sentence, in which event a new record date shall be established pursuant to the provisions of this Section.
Acceleration.
     If an Event of Default occurs with respect to the Notes and is continuing, Holders of at least 25% in principal amount of all of the outstanding Notes, by notice to AT&T, may declare the principal of, and any accrued interest on, all Notes to be due and payable. Upon such declaration, such principal and any accrued interest shall be due and payable immediately. The Holders of a majority in principal amount of all of the Notes, by notice to AT&T, may rescind such acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that have become due solely because of the acceleration.

     Upon receipt by AT&T of any declaration of acceleration, or rescission thereof, with respect to the Notes all or part of which is represented by a Global Note, AT&T shall establish a record date for determining Holders of outstanding Notes entitled to join in such declaration of acceleration, or rescission, as the case may be, which record date shall be at the close of business on the date AT&T receives such declaration of acceleration, or rescission, as the case may be. The Holders on such record date, or their duly designated proxies, and only such persons, shall be entitled to join in such declaration of acceleration, or rescission, as the case may be, whether or not such Holders remain Holders after such record date; provided, that unless such declaration of acceleration, or rescission, as the case may be, shall have become effective by virtue of the requisite percentage having been obtained prior to the day which is 90 days after such record date, such declaration of acceleration, or rescission, as the case may be, shall automatically and without further action by any Holder be canceled and of no further effect. Nothing in this paragraph shall prevent a Holder, or a proxy of a Holder, from giving, after expiration of such 90-day period, a new declaration of acceleration, or rescission thereof, as the case may be, that is identical to a declaration of acceleration, or rescission thereof, which has been canceled pursuant to the proviso to the preceding sentence, in which even a new record date shall be established pursuant to the provisions of this Section.
Other Remedies.
     If an Event of Default occurs and is continuing, any Holder may pursue any available remedy to enforce the performance of any provision of Notes.
     A delay or omission by the any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. To the extent permitted by law no remedy is exclusive of any other remedy and all available remedies are cumulative.
Waiver of Existing Defaults.
     The Holders of a majority in principal amount of the Notes by notice to AT&T may waive an existing Default with respect to the Notes and its consequences except a Default in the payment of principal of or interest on any Note.
     AT&T may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to waive any past default hereunder. Such record date shall be at the close of business on the date AT&T receives a notice of waiver from the Holders of a majority in principal amount of the Notes. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to waive any default hereunder, whether or not such Holders remain Holders after such record date; provided, that unless such majority in principal amount shall have waived such default prior to the date which is 90 days after such record date, any such waiver previously given shall automatically and without further action by any Holder be canceled and of no further effect.

Control by Majority.
     The Holders of a majority in principal amount of the Notes affected may direct the time, method and place of conducting any proceeding for any remedy available to the Holders or exercising any power conferred on them with respect to Notes, provided, that no such action or direction may be taken that conflicts with applicable law or the Notes or that is unduly prejudicial to the rights of Holders not included in such majority.
     Upon receipt by AT&T of any such direction with respect to Notes all or part of which is represented by a Global Note, AT&T shall establish a record date for determining Holders of outstanding Notes entitled to join in such direction, which record date shall be at the close of business on the day AT&T receives such direction. The Holders on such record date, or their duly designated proxies, and only such persons, shall be entitled to join in such direction, whether or not such Holders remain Holders after such record date; provided, that unless such majority in principal amount shall have been obtained prior to the day which is 90 days after such record date, such direction shall automatically and without further action by any Holder be canceled and of no further effect. Nothing in this paragraph shall prevent a Holder, or a proxy of a Holder, from giving, after expiration of such 90-day period, a new direction identical to a direction which has been canceled pursuant to the proviso to the preceding sentence, in which event a new record date shall be established pursuant to the provisions of this Section.
Rights of Holders to Receive Payment.
     Notwithstanding any other provision of the Notes, the right of any Holder to receive payment of principal of and (subject to the section titled “Defaulted Interest”) interest on the Notes (whether on the Maturity Date or on a Purchase Date), on or after the respective due dates expressed in the Notes, the right of any Holder of to have the Notes be converted or exchanged as provided herein, and the right of any Holder to receive payment of (subject to the section titled “Defaulted Interest”) interest due as provided herein, or to bring suit for the enforcement of any such payment on or after such respective dates or any such conversion or exchange right, shall not be impaired or affected without the consent of such Holder.
Termination of AT&T’s Obligations.
     AT&T reserves the right to terminate all of its obligations under the Notes if AT&T pays, when due, the principal of and any interest on all the Notes to Holders on the Maturity Date or on a Purchase Date, as the case may be, and if all other conditions set forth in the Notes are met. However, AT&T’s obligations in the sections titled “Paying Agent and Registrar,” “Paying Agent to Hold Money in Trust,” “List of Holders; Ownership of Notes,” and “Registration of Transfer and Exchange” shall survive until the Notes are no longer outstanding.
Amendments and Waivers Without Consent of Holders.
     AT&T may not amend the terms and conditions of the Notes without the consent of the Holders as provided herein.

Amendments and Waivers With Consent of Holders.
     With the written consent of the Holders of a majority in principal amount of the outstanding Notes, AT&T may amend the Notes or modify the rights of the Holders. The Holders of a majority in principal amount of the outstanding Notes, by notice to AT&T, may waive compliance by AT&T with any provision of the Notes except a Default in the payment of the principal of or interest on the Notes.
     However, without the consent of each Holder, an amendment or waiver may not:
     (a) modify in any way the rights of the Holders to cause AT&T to purchase all or a portion of its Notes;
     (b) reduce the amount of Notes whose Holders must consent to an amendment or waiver;
     (c) reduce the rate of or change the time for payment of interest on the Notes;
     (d) reduce the principal amount of or change the Maturity Date of the Notes;
     (e) waive a Default in the payment of the principal of or interest on the Notes;
     (f) make the Notes payable in any other currency; or
     (g) make any change in sections titled “Waiver of Existing Defaults,” “Rights of Holders to Receive Payment,” and the third sentence of subsection (a) of this section titled “Amendments and Waivers With Consent of Holders.”
     AT&T may, but shall not be obligated to, fix a record date for the purpose of determining the persons entitled to consent to any modification or waiver. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such Notes, whether or not such Holders remain Holders after such record date; provided, that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by any Holder be canceled and of no further effect.
Revocation and Effect of Consents.
     Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of Notes or portion of a Global Note that evidences the same debt as the consenting Holder’s Notes, even if notation of the consent is not made on any Notes. However, any such Holder or subsequent Holder may revoke the consent as to its Notes or portion of a Global Note if AT&T receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder affected by such amendment or waiver.

Notation on or Exchange of Notes.
     AT&T may place an appropriate notation about an amendment or waiver on any Notes. AT&T, in exchange for such Notes, may issue new Notes that reflect the amendment or waiver.
Notices.
     Any notice or communication to AT&T, other than with respect to a Holder’s election to require AT&T to purchase all or a portion of its Notes (described below), is duly given if in writing and delivered in person or mailed by first-class mail to:
AT&T Inc.
175 E. Houston Street
San Antonio, Texas 78205-4105
Attention: Assistant Treasurer-Corporate Finance
     AT&T by notice to each Holder may designate additional or different addresses for subsequent notices or communications.
     Any notice or communication to Holders shall be mailed by first-class mail to the addresses for Holders shown on the register kept by the Registrar. Failure to so mail a notice or communication or any defect in such notice or communication shall not affect its sufficiency with respect to other Holders entitled to receive notice.
     If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
     All notices or other communications given to AT&T shall be effective when actually received by AT&T.
     A Holder of a Note electing to require AT&T to purchase all or a portion of its Notes must provide notice via phone, facsimile, e-mail or other electronic communication or courier to AT&T at least 30 calendar days prior to a Purchase Date; provided that if a Holder provides notice of the foregoing via phone, such Holder shall also provide written notice the following day.
Rules by AT&T.
     AT&T may make reasonable rules and set reasonable requirements for its functions as Paying Agent and Registrar; provided, however, that in no event shall such rules or requirements impair the rights, obligations, duties and immunities of the Holders provided for herein.

Governing Law.
     The laws of the State of New York shall govern the Notes without regard to principles of conflicts of laws.
No Adverse Interpretation of Other Agreements.
     The Notes may not be used to interpret another note, loan or debt agreement of AT&T. No such indenture, loan or debt agreement may be used to interpret the Notes.
No Recourse Against Others.
     No director, officer, employee or stockholder, as such, of AT&T shall have any liability for any obligation of AT&T under the Notes or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.
Acts of Holders.
     Any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the Notes to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to AT&T. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of the Notes and conclusive in favor of AT&T, if made in the manner provided in this section titled “Acts of Holders.”
     The ownership of Notes shall be proved by the Registrar.
     Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder shall bind every future Holder of the same Note and the holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by AT&T in reliance thereon, whether or not notation of such action is made upon such Note.